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                                                                    EXHIBIT 10.2

            MEMO SUMMARIZING MARK H. SWARTZ'S SEVERANCE ARRANGEMENT

Attached as Exhibit 10.2 is Mark H. Swartz's January 22, 2001 Retention Agreement which, with the following modifications, was reinstated as of August 1, 2002: Section 3 of the Agreement will provide for a lump sum cash payment equal to the annual consulting payments he would have received; the Continuing Benefits as described in Section 3 have been modified to only include health insurance coverage and tax gross-up for New York City and State taxes; and
Section 5(a) will provide a lump sum payment of the current value of the premium payment the Company is obligated to make on behalf of Mr. Swartz under his Executive Life Insurance Plan. These modifications reflect a reduction in the benefits Mr. Swartz could claim, and at this time, Mr. Swartz has agreed to not request payment from the Executive Retirement Arrangement.
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                              RETENTION AGREEMENT

    AGREEMENT by and between Tyco International Ltd., a Bermuda corporation (the "Company") and Mark H. Swartz (the "Executive"), effective as of the Effective Date (as hereinafter defined).

                              W I T N E S S E T H

    WHEREAS, in recognition of Executive's significant contribution to the creation of shareholder value during his tenure as Executive Vice President and Chief Financial Officer of the Company, the Compensation Committee of the Board of Directors of the Company (the "Committee") wishes to obtain his commitment to serve as Chief Financial Officer of the Company through January 22, 2006 and his commitment to serve after his termination of employment as a consultant to the Company for three years, at the direction of the then Chief Executive Officer of the Company; and

    WHEREAS, the Committee has determined to offer Executive the benefits described in this Agreement to provide an incentive to encourage Executive to remain in the employ of the Company so that the Company may receive his continued dedication and assure the continued availability of his advice and counsel and to assure that he will not provide services for a competing business in accordance with the terms hereof; and

    WHEREAS, Executive has agreed to serve the Company pursuant to the terms and conditions hereinafter set forth.

    NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Company and Executive hereby agree as follows:

1.  DEFINITIONS.

    As used in this Agreement, the following terms shall have the respective meanings set forth below:

        (a) "Cause" means Executive's conviction of a felony that is materially and demonstrably injurious to the Company or any of its subsidiaries or affiliates, monetarily or otherwise. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause for purposes of this Agreement unless and until there shall have been delivered to him a copy of a resolution, duly adopted by a vote of three-quarters ( 3/4) of the entire Board of Directors of the Company (the "Board") at a meeting of the Board called and held (after reasonable notice to Executive and an opportunity for Executive and his counsel to be heard before the Board) for the purpose of considering whether Executive has been convicted of a felony as justifies termination for Cause hereunder and specifying the particulars thereof. The Company must notify Executive of an event constituting Cause within 90 days following the Board's knowledge of its existence or such event shall not constitute Cause under this Agreement.

        (b) "Change in Control" means the first to occur of any of the following events:

           (1) Any "person" (as that term is used in Sections 13 and 14(d)(2) of the Securities Exchange Act of 1934 ("Exchange Act")) becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange
       Act), directly or indirectly, of 30% or more of the Company's capital stock entitled to vote in the election of directors;

           (2) Persons who, as of the Effective Date constitute the Board (the "Incumbent Directors") cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority thereof, provided that any person becoming a director of the Company subsequent to the Effective Date shall be considered an Incumbent Director if such person's election or nomination for election was approved by a vote of at least three-quarters of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a "person" (as that term is used in Sections 13 and 14(d)(2) of the Exchange Act) other than the Board, including
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       by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director;

           (3) The shareholders of the Company approve any consolidation or merger of the Company, other than a merger of the Company in which the holders of the common stock of the Company immediately prior to the merger hold more than 50% of the common stock of the surviving corporation immediately after the merger;

           (4) The shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

           (5) Substantially all of the assets of the Company are sold or otherwise transferred to parties that are not within a "controlled group of corporations" (as defined in Section 1563 of the Internal Revenue Code of 1986, as amended (the "Code")) in which the Company is a member.

        (c) "Change in Reporting Relationship" means if Executive is required during the Retention Period to (i) report to anyone other than the Chief Executive Officer of the Company or (ii) report to a Chief Executive Officer who is other than L. Dennis Kozlowski.

        (d) "Company" means Tyco International Ltd., a Bermuda corporation, and, the successor to, or transferee of all or substantially all of the assets of, the Company.

        (e) "Date of Termination" means (1) the effective date on which Executive's employment by the Company terminates as specified in a Notice of Termination by the Company or Executive, as the case may be, or (2) if Executive's employment by the Company terminates by reason of death, the date of death of Executive. Notwithstanding the previous sentence, (i) if Executive's employment is terminated for Disability (as defined in Section 4(b)), then such Date of Termination shall be no earlier than 30 days following the date on which a Notice of Termination is received, and
    (ii) if Executive's employment is terminated by the Company other than for Cause or by Executive other than for Good Reason, then such Date of Termination shall be no earlier than 30 days following the date on which a Notice of Termination is received.

        (f) "Effective Date" means January 22, 2001.

        (g) "Good Reason" means, without Executive's express written consent, the occurrence of any of the following events:

           (1) (i) the assignment to Executive of any duties or responsibilities inconsistent in any material and adverse respect with Executive's duties and responsibilities with the Company immediately prior to the Effective Date (including any material and adverse diminution of such duties or responsibilities); (ii) a material and adverse change in Executive's titles or offices with the Company as in effect immediately prior to the Effective Date or (iii) a Change in Reporting Relationship described in
       Section 1(c)(i);

           (2) a reduction by the Company in Executive's rate of annual base salary or annual or long-term incentive compensation opportunity as in effect immediately prior to the Effective Date or as the same may be increased from time to time thereafter;

           (3) the failure of the Company to (i) continue in effect any employee benefit plan or compensation plan in which Executive is participating immediately prior to the Effective Date (including the taking of any action by the Company which would adversely affect Executive's participation in or reduce Executive's benefits under any such plan), unless Executive is permitted to participate in other plans providing Executive with substantially comparable benefits, (ii) provide Executive and Executive's dependents with welfare benefits in accordance with the most favorable plans, practices, programs and policies of the Company and its

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       affiliated companies in effect for Executive immediately prior to the
       Effective Date or provide substantially comparable benefits at a substantially comparable cost to Executive, (iii) provide fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for Executive immediately prior to the Effective Date, or provide substantially comparable fringe benefits, or (iv) provide Executive with paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for Executive immediately prior to the Effective Date, unless the failure to provide such paid vacation is a result of a policy uniformly applied by the Company to its employees;

           (4) the failure of the Company to obtain the assumption agreement from any successor as contemplated in Section 14;

           (5) the relocation of Executive's principal place of employment to a location more than 25 miles from Executive's principal place of employment immediately prior to the Effective Date or the Company's requiring Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company's business to an extent substantially consistent with Executive's present business travel obligations; or

           (6) the first anniversary of a Change in Reporting Relationship described in Section 1(c)(ii) (or such shorter period as may be permitted by the Board).

    Notwithstanding the foregoing, an isolated and inadvertent action taken in good faith and which is remedied by the Company within ten days after receipt of notice thereof given by Executive shall not constitute Good Reason. Notwithstanding anything to the contrary contained herein, if Executive remains employed with the Company until January 22, 2006 and Executive and the Company have not entered into a new agreement providing for the continued employment of Executive by the Company, Executive's employment shall be deemed to have terminated, effective as of January 22, 2006 and Executive shall be treated as having terminated employment for Good Reason for purposes of Section 5 hereof.

        (h) "Notice of Termination" means the written notice described in
    Section 15(b).

2.  RETENTION PERIOD.

    (a) POSITION. Executive agrees to continue to serve as Chief Financial Officer of the Company from the Effective Date until January 22, 2006 or, if earlier, the Date of Termination (the "Retention Period"), on terms no less favorable to him than his conditions of employment immediately prior to the Effective Date.

    (b) CERTAIN EQUITY COMPENSATION. In recognition of Executive's agreement to continue in the employ of the Company and not seek employment elsewhere, and as consideration for Executive's agreements contained in Sections 8, 9 and 10 hereof, Executive has been granted, as of the Effective Date, 500,000 restricted common shares of the Company ("Restricted Stock Award") pursuant to the Company's 1994 Restricted Stock Ownership Plan for Key Employees (the "Plan"). The Restricted Stock Award shall be subject to the terms of this Agreement and the Plan. The restrictions on such shares shall lapse with respect to all of the shares underlying the Restricted Stock Award on the fifth anniversary date of the Effective Date conditioned on Executive's employment with the Company on such date except as otherwise provided herein. The shares included in the Restricted Stock Award may not be transferred by Executive until such time as the restrictions on such shares lapse. Executive (or in the event of death, his estate or beneficiary) may choose to sell to the Company or any of its subsidiaries or affiliates (and the Company or a subsidiary or affiliate shall be obligated to purchase from Executive (or in the event of death, his estate or beneficiary)) any such shares that become fully

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vested and nonforfeitable at a per share price equal to the average weighted volume share price of the Company's shares on the New York Stock Exchange on the date Executive (or in the event of death, his estate or beneficiary) notifies the Company of his intention to sell such shares to the Company (which notice shall not be effective until such time as the restrictions on such shares have lapsed).

    (c) PROVISIONS RELATING TO RESTRICTED STOCK AWARD. The Company represents and warrants to Executive that all actions necessary to exempt the grant of the Restricted Stock Award under Rule 16b-3(d) under the Securities Exchange Act of 1934, as amended, were taken by the Company. The Company shall, at its sole expense, cause the common shares included in the Restricted Stock Award to be registered under the Securities Act of 1933, as amended and registered or qualified under applicable state securities laws, so that such common shares shall be freely tradable. The Company shall thereafter maintain the continuing effectiveness of such registration and qualification for so long as Executive holds any of the common shares in the Restricted Stock Award (whether or not the restrictions thereon have lapsed), or until such earlier date as counsel to the Company, reasonably acceptable to Executive, provides the Company a written opinion (a copy of which shall promptly be provided to Executive) satisfactory to Executive to the effect that all such common shares may otherwise be freely sold under United States federal and other applicable law once the restrictions have lapsed. As soon as practicable after the Effective Date, the Company shall, at its sole expense, cause the common shares included in the Restricted Stock Award to be listed on all exchanges on which the common shares are from time to time listed. The Company shall thereafter maintain the continued listing of such common shares for so long as Executive holds any of the Restricted Stock Award (whether or not the restrictions thereon have lapsed).

3.  CONSULTING.

    Executive agrees that, following his termination of employment from the Company (other than a termination due to Executive's death, a termination by the Company for Cause or a termination by Executive other than for Good Reason), and when and as requested by the Chief Executive Officer of the Company (subject to his reasonable availability), he will provide consulting and advice to the Company for up to 30 days per year for a period of three years from the Date of Termination (the "Consulting Period"). During the Consulting Period Executive shall be paid an annual consulting fee equal to 1/36th of the amount set forth in Section 5(b)(i). Subject to the provisions of Section 11(e) hereof, during the Consulting Period the Company shall provide Executive with all welfare and fringe benefits provided to Executive immediately prior to the Date of Termination, including but not limited to relocation benefits, security, sponsorships and events, grossed-up payments for New York state and city taxes, if applicable, health insurance coverage (including coverage for spouse (or domestic partner) and eligible dependents), life insurance coverage and continued access to Company facilities and services, including access to Company aircraft, cars, office (with secretarial and administrative support), apartments and financial planning (tax, accounting and legal) services (hereinafter, the "Continuing Benefits"). Executive shall also continue to receive contribution credits under the Company's Supplemental Executive Retirement Plan during the Consulting Period and shall be eligible to participate in the Company's Deferred Compensation Plan during such period. The Consulting Period shall end upon Executive's death during the Consulting Period (in which case Section 5(d) hereof shall not apply) and, in the event of Executive's death during the Consulting Period, the Company shall continue to provide health insurance coverage to Executive's spouse (or domestic partner) and eligible dependents, based on the coverage that was in effect as of the date of Executive's death, for the greater of (i) the period of time which would otherwise have remained in the Consulting Period and (ii) 18 months from the date of Executive's death. After such period, the Company shall cause Executive's surviving spouse (or domestic partner) or dependents to be able to acquire from the Company such health insurance coverage at a cost based upon the incremental cost to the Company of providing coverage to Executive's spouse (or domestic partner) and dependents immediately prior to his death. Subject to the provisions of
Section 10 hereof, during the Consulting Period Executive shall

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be permitted to engage in any employment, business or other activities he may choose, so long as such activities do not unreasonably interfere with the performance of his duties under this Section 3.

4.  TERMINATION OF EMPLOYMENT.

    Executive's employment hereunder may be terminated on or prior to January 22, 2006 under the following circumstances:

        (a) DEATH. Executive's employment with the Company shall terminate upon his death.

        (b) DISABILITY. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from his duties for the Company on a full-time basis for 180 calendar days in the aggregate in any 12-month period, the Company may terminate Executive's employment with the Company for Disability. Any question as to the existence of any physical or mental illness referred to above which the Company and Executive cannot agree shall be determined by a qualified independent physician selected by the Company and reasonably acceptable to Executive. The determination of such a physician made in writing to the Company and to Executive shall be final and conclusive for purposes of this Agreement.

        (c) TERMINATION BY COMPANY FOR CAUSE. Subject to the provisions of
    Section 1(b) hereof and upon a Notice of Termination to Executive, the Company may terminate Executive's employment with the Company for Cause.

        (d) TERMINATION BY COMPANY WITHOUT CAUSE. Upon a Notice of Termination to Executive, the Company may terminate Executive's employment with the Company without Cause.

        (e) TERMINATION BY EXECUTIVE. Upon a Notice of Termination to the Company, Executive may terminate his employment with the Company for any reason, including but not limited to Good Reason.

5.  COMPENSATION UPON TERMINATION.

    (a) TERMINATION GENERALLY. If Executive's employment with the Company is terminated for any reason on or prior to January 22, 2006, the Company shall pay or provide to Executive (or to his authorized representatives or estate) any earned but unpaid base salary, incentive compensation earned but not yet paid, unpaid expense reimbursements, accrued but unused vacation and any vested benefits that Executive may have under any employee benefit plan of the Company, including without limitation, executive compensation, insurance and retirement plans or arrangements (the "Accrued Benefits").

    (b) TERMINATION BY THE COMPANY WITHOUT CAUSE OR UPON EXECUTIVE'S DISABILITY OR BY EXECUTIVE FOR GOOD REASON. In the event of a termination of Executive's employment by the Company on or prior to January 22, 2006 without Cause or upon Executive's Disability or by Executive for Good Reason, the Company shall pay to Executive (in addition to the Accrued Benefits) not later than ten (10) days following the Date of Termination, (i) an amount equal to three times the sum of
(x) Executive's then current annual base salary (without giving effect to any reductions thereof following the Effective Date) plus (y) the highest annual proxy cash bonus earned by Executive with respect to the six fiscal years preceding the year in which the Date of Termination occurs, and (ii) an amount equal to the product of (A) the maximum annual bonus that Executive would have been eligible to earn under the Company's annual bonus plan for the bonus measurement period during which the Date of Termination occurs, and (B) a fraction, the numerator of which is the number of days from the first day of such period through the Date of Termination and the denominator of which is the total number of days in such measurement period, together with a similarly pro rated bonus with respect to any applicable long term incentive plan then in effect. Notwithstanding the preceding provisions of this Section 5(b), Executive may elect (X) to receive the foregoing cash payments over a three year period commencing upon the

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Date of Termination or (Y) to defer the receipt of such payments in a manner consistent with the manner in which deferrals are made under the Company's deferred compensation plan for executives (in which case the deferred amounts shall be treated in a manner consistent with amounts deferred under such plan, including but not limited to accrual of interest thereon).

    (c) TREATMENT OF EQUITY UPON TERMINATION. Immediately upon the occurrence of any termination of Executive's employment with the Company on or prior to January 22, 2006 (other than a termination by the Company for Cause or a termination by Executive without Good Reason), (i) any remaining restrictions on the Restricted Stock Award granted under Section 2(b) shall immediately lapse and all shares underlying the Restricted Stock Award shall become fully vested and nonforfeitable, (ii) all outstanding options to acquire common shares of the Company held by Executive shall become immediately exercisable and shall remain outstanding for their full terms notwithstanding the termination of Executive's employment and (iii) all other shares of common stock of the Company held by Executive that are subject to risk of forfeiture shall become fully vested and nonforfeitable.

    (d) DEATH. If Executive's employment is terminated by reason of his death on or prior to January 22, 2006, the Company shall pay Executive's estate the Accrued Benefits. In the event Executive is survived by a surviving spouse (or domestic partner) or eligible dependents who are provided health benefits by the Company or any of its affiliates at the time of his death, such surviving spouse (or domestic partner) and eligible dependents shall be provided with health benefits, based on a health plan of the Company or any of its affiliates made available to Executive immediately prior to the date of death, for a three-year period following his death and in the case of the dependents, until such dependents cease to be eligible because of attained ages, if earlier. After such period, the Company shall cause Executive's surviving spouse (or domestic partner) or dependents to be able to acquire from the Company such health insurance coverage at a cost based upon the incremental cost to the Company of providing coverage to Executive's spouse and dependents immediately prior to his death.

    (e) TERMINATION BY COMPANY WITH CAUSE OR BY EXECUTIVE WITHOUT GOOD REASON. If Executive's employment is terminated on or prior to January 22, 2006 by the Company with Cause under Section 4(c) or by Executive without Good Reason under
Section 4(e), the Company shall have no further obligation to Executive other than for the Accrued Benefits.

    (f) BENEFITS FOLLOWING CONSULTING PERIOD. For a period of three years following the end of the Consulting Period, the Company shall provide Executive with the Continuing Benefits. At the end of the three-year period, Executive may acquire from the Company life and health insurance coverage and any of the other Continuing Benefits at a cost based upon the incremental cost to the Company of providing such benefits to Executive immediately prior to the termination of the Consulting Period. In the event of Executive's death during the three-year period following the end of the Consulting Period, if Executive is survived by a surviving spouse (or domestic partner) or eligible dependents who are provided health benefits by the Company or any of its affiliates at the time of Executive's death, such surviving spouse (or domestic partner) and eligible dependents shall be provided with such health benefits under a health plan of the Company or any of its affiliates for the remainder of the three-year period and in the case of the dependents, until such dependents cease to be eligible because of attained ages, if earlier. After such period, the Company shall cause Executive's surviving spouse (or domestic partner) or dependents to be able to acquire from the Company such health insurance coverage at a cost based upon the incremental cost to the Company of providing coverage to Executive's spouse and dependents immediately prior to his death.

6.  CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

    (a) GROSS-UP PAYMENT. If it shall be determined that any payment or distribution of any type to or in respect of Executive, by the Company or any other person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments"), is or will be

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subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

    (b) DETERMINATION BY ACCOUNTANT.

        (1) All computations and determinations relevant to this Section shall be made by a national accounting firm selected by the Company from among the five (5) largest accounting firms in the United States (the "Accounting Firm"), and reasonably acceptable to Executive, which firm may be the Company's accountants. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Such determinations shall include whether any of the Total Payments are "parachute payments" (within the meaning of Section 280G of the Code). In making the initial determination hereunder as to whether a Gross-Up Payment is required, the Accounting Firm shall be required to determine that no Gross-Up Payment is required if, but only if, the Accounting Firm (A) concludes that (i) there has not occurred a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company (as such terms are defined in Section 280G of the Code) or (ii) no portion of the Total Payments constitutes "parachute payments" (within the meaning of said
    Section 280G), in either case on the basis of "substantial authority" (within the meaning of Section 6230 of the Code), and (B) provides an opinion to that effect to both the Company and Executive, including the reasons therefor and an opinion that Executive has substantial authority not to report any Excise Tax on his federal income tax return. If the Accounting Firm determines that a Gross-Up Payment is required, the Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter both to the Company and Executive by no later than ten (10) days following the Date of Termination, or such earlier time as is requested by the Company or Executive (if Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax).

        (2) If a Gross-Up Payment is determined to be payable, it shall be paid to Executive within 20 days after the Determination is delivered to the Company by the Accounting Firm. Any determination by the Accounting Firm shall be binding upon the Company and Executive, absent manifest error. Notwithstanding the foregoing, a Gross-up Payment shall be made as soon as practicable following a determination by the Internal Revenue Service that any portion of the Total Payments is subject to the Excise Tax.

        (3) As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company should have been made ("Underpayment"), or that Gross-Up Payments will have been made by the Company which should not have been made ("Overpayments"). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment (together with any interest and penalties payable by Executive as a result of such Underpayment) shall be promptly paid by the Company to or for the benefit of Executive.

        (4) In the case of any Overpayment, Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment, provided, however, that (i) Executive shall not in any event be obligated to return to the Company an

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    amount greater than the net after-tax portion of the Overpayment that he has retained or has recovered as a refund from the applicable taxing authorities and (ii) this provision and all other provisions in this Agreement shall be interpreted in a manner consistent with the intent of this Section, which is to make Executive whole, on an after-tax basis, from the application of the Excise Taxes, it being acknowledged and understood that the correction of an Overpayment may result in Executive repaying to the Company an amount which is less than the Overpayment.

        (5) Executive shall notify the Company in writing of any claim by the Internal Revenue Service relating to the possible application of the Excise Tax under Section 4999 of the Code to any of the payments and amounts referred to herein and shall afford the Company, at its expense, the opportunity to control the defense of such claims.

        (6) Executive shall cooperate with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax and shall be reimbursed by the Company, on an after-tax basis, for all costs, expenses, interest and penalties incurred by Executive in connection with any such contest or dispute.

7.  WITHHOLDING TAXES.

    The Company may withhold from all payments due to Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

8.  CONFIDENTIAL INFORMATION.

    Executive agrees that he shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive's assigned duties and for the benefit of the Company, either during the period of Executive's employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by Executive during Executive's employment by the Company. The foregoing shall not apply to information that
(i) was known to the public prior to its disclosure to Executive; (ii) becomes known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, Executive's obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

9.  NON-SOLICITATION AGREEMENT.

    During Executive's employment with the Company and continuing for the three-year period following the Date of Termination, Executive agrees that he will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce (a) any managerial level employee of the Company or any of its subsidiaries or affiliates to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee or (b) any customer of the Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

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10. NONCOMPETITION AGREEMENT.

    Executive acknowledges that he performs services of a unique nature for the Company that are irreplaceable, and that his performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, during Executive's employment hereunder, and continuing for the three-year period following the Date of Termination, Executive agrees that Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the same type as any business in which the Company or any of its subsidiaries or affiliates is engaged on the Date of Termination or in which they have proposed, on or prior to such date, to be engaged in on or after such date and in which Executive has been involved to any extent (other than DE MINIMIS) at any time during the 12-month period ending with the Date of Termination, in any locale of any country in which the Company conducts business. This Section 10 shall not prevent Executive from owning not more than one percent of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business, nor will it restrict Executive from rendering services to charitable organizations, as such term is defined in Section 501(c) of the Code.

11. ACKNOWLEDGEMENTS RESPECTING RESTRICTIVE COVENANTS.

    (a) NO ADEQUATE REMEDY AT LAW. Executive acknowledges that it is impossible to measure in money the damages that will accrue to the Company in the event that Executive breaches any of the restrictive covenants and that any such damages, in any event, would be inadequate and insufficient. Therefore, if Executive breaches any restrictive covenant, the Company and any of its subsidiaries or affiliates shall be entitled to an injunction restraining Executive from violating such restrictive covenant. If the Company or any of its subsidiaries or affiliates shall institute any action or proceeding to enforce a restrictive covenant, Executive hereby waives, and agrees not to assert in any such action or proceeding, the claim or defense that the Company or any of its respective subsidiaries or affiliates have an adequate remedy at law.

    (b) INJUNCTIVE RELIEF NOT EXCLUSIVE REMEDY. In the event of a breach of any of the restrictive covenants, Executive agrees that, in addition to any injunctive relief as described in Section 11(b), the Company shall be entitled to any other appropriate legal or equitable remedy.

    (c) THIS SECTION REASONABLE, FAIR AND EQUITABLE. Executive agrees that this
Section 11 is reasonable, fair and equitable in light of his duties and responsibilities under this Agreement and the benefits to be provided to him under this Agreement and that it is necessary to protect the legitimate business interests of the Company and that Executive has had independent legal advice in so concluding.

    (d) CONSTRUCTION. If any of the restrictions contained in Sections 8, 9 or 10 hereof are deemed by a court of competent jurisdiction to be unenforceable by reason of their extent, duration or geographical scope or otherwise, Executive and Company contemplate that the court shall revise such extent, duration, geographical scope or other provision but only to the extent required in order to render such restrictions enforceable, and enforce any such restriction in its revised form for all purposes in the manner contemplated hereby.

    (e) CHANGE IN CONTROL. The parties hereto agree that the restrictive covenants contained in Sections 9, 10 and 12 of this Agreement shall be null and void and shall not be enforceable against Executive following any termination of Executive's employment on or after a Change in Control of the Company. Notwithstanding anything to the contrary contained herein, in the event that Executive's employment with the Company is terminated following a Change in Control, each Continuing Benefit shall be provided to him at a level no less favorable that provided to him immediately prior to the Change in Control.

12. NONDISPARAGEMENT.

    Each of Executive and the Company (for purposes hereof, the Company shall mean only the executive officers and directors thereof and not any other employees) agrees not to make any public statements that disparage the other party or, in the case of the Company, its respective affiliates, employees, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 12.

13. INDEMNIFICATION.

    To the fullest extent permitted by law, the Company shall indemnify Executive (including the advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred by Executive in connection with the defense of any lawsuit or other claim to which he is made a party by reason of being an officer, director, employee or consultant of the Company or any of its subsidiaries or affiliates. For at least three years following Executive's ceasing to be employed by or a consultant for the Company, the Company shall make every reasonable effort to maintain customary director and officer liability insurance covering Executive for acts and omissions prior to Executive's ceasing to be employed by, or a consultant to, the Company. The provisions of this Section 13 shall survive the termination of this Agreement.

14. SUCCESSORS; BINDING AGREEMENT.

    (a) The provisions of this Agreement shall be binding upon the surviving or resulting corporation in any merger, consolidation, recapitalization or similar corporate transaction or the person or entity to which all or substantially all of the Company's assets are transferred.

    (b) In addition to any obligations imposed by law upon any successor to the Company, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

    (c) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amounts would be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive's estate.

15. NOTICE.

    (a) For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

        If to Executive:

To the most recent address set forth in the personnel records of the Company;

       If to the Company:

       Tyco International Ltd.
       The Zurich Centre
       Second Floor
       90 Pitts Bay Road
       Pembroke, HM08, Bermuda
       Attention: Corporate Secretary

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

    (b) A written notice of Executive's Date of Termination by the Company or Executive, as the case may be, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (iii) specify the Date of Termination. Except as provided in
Section 1(b) hereof, the failure by Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive's or the Company's rights hereunder.

16. FULL SETTLEMENT.

    The Company's obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.

17. GOVERNING LAW; VALIDITY.

    The validity, interpretation, and enforcement of this Agreement shall be governed by the laws of the State of New York. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.

18. ARBITRATION; LEGAL FEES.

    Any dispute or controversy under this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction. The Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this
Section 18 (including, without limitation, all reasonable legal fees incurred by Executive in connection with such arbitration). Promptly following the execution of this Agreement, the Company shall reimburse Executive for all legal fees and expenses incurred by Executive in negotiating and entering into this Agreement.

19. STATUS POST-EMPLOYMENT.

    During the Consulting Period, Executive shall be an independent contractor under this Agreement, and, except as otherwise provided herein, no provision of, or action under, this Agreement shall affect in any way Executive's rights under any Company compensation, employee benefit and welfare plans, programs or practices, including, without limitation, Company executive compensation, insurance and retirement plans or arrangements.

20. AMENDMENT.

    No provision of this Agreement may be amended, waived or discharged except by the mutual written agreement of the parties.

21. COUNTERPARTS.

    This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 22nd day of January, 2001.

    THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

EXECUTIVE                                              TYCO INTERNATIONAL LTD.

/s/ MARK H. SWARTZ                                     By:            /s/ PHILIP M. HAMPTON
-------------------------------------------                 -----------------------------------------
Mark H. Swartz                                                     Philip M. Hampton, Director

                                                       By:             /s/ STEPHEN W. FOSS
                                                            -----------------------------------------
                                                                    Stephen W. Foss, Director

                                                       By:             /s/ JAMES S. PASMAN
                                                            -----------------------------------------
                                                                    James S. Pasman, Director

                                                       By:             /s/ W. PETER SLUSSER
                                                            -----------------------------------------
                                                                    W. Peter Slusser, Director

                        AMENDMENT TO RETENTION AGREEMENT

A. The Retention Agreement dated January 22, 2001 by and between Tyco International Ltd., a Bermuda corporation, and Mark H. Swartz is hereby amended as follows:

        1. By deleting clause (y) of Section 5(b)(i) and substituting therefor the following new clause (y):

       "(y) the highest annual bonus (including cash, shares and other forms of consideration) earned by Executive with respect to the six fiscal years preceding the year in which the Date of Termination occurs; and"

        2. By deleting the first three sentences of Section 2(b) and substituting the following:

       "In recognition of Executive's agreement to continue in the employ of the Company and not seek employment elsewhere, and as consideration for Executive's agreements contained in Sections 8, 9 and 10 hereof, Executive will be granted, as of January 22, 2002, 500,000 restricted common shares of the Company ("Restricted Stock Award') pursuant to the Company's 1994 Restricted Stock Ownership Plan for Key Employees (the "Plan'). The Restricted Stock Award shall be subject to the terms of this Agreement and the Plan. The restrictions on such shares shall lapse with respect to all of the shares underlying the Restricted Stock Award on January 22, 2006, conditioned on Executive's employment with the Company on such date except as otherwise provided herein."

B. Except as otherwise amended herein, the Retention Agreement is hereby confirmed in all other respects.

    THIS AGREEMENT MAY BE EXECUTED IN COUNTERPARTS, EACH OF WHICH SHALL BE DEEMED TO BE AN ORIGINAL AND ALL OF WHICH TOGETHER SHALL CONSTITUTE ONE AND THE SAME INSTRUMENT.

    IN WITNESS WHEREOF, the parties have executed this Amendment as of this 1st day of August, 2001.

EXECUTIVE                                              TYCO INTERNATIONAL LTD.

/s/ MARK H. SWARTZ                                     By:  /s/ STEPHEN W. FOSS
-------------------------------------------                 -----------------------------------------
Mark H. Swartz                                              Stephen W. Foss, Director

                                                       By:  /s/ JAMES S. PASMAN
                                                            -----------------------------------------
                                                            James S. Pasman, Director

                                                       By:  /s/ W. PETER SLUSSER
                                                            -----------------------------------------
                                                            W. Peter Slusser, Director